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                                  EXHIBIT 99

MID-STATE BANCSHARES                                              NEWS RELEASE
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DATE: AUGUST 31, 1999                             PHONE NUMBER:  805/473-6803
CONTACT: James G. Stathos                         NASDAQ SYMBOL:  "DST"
TITLE: Chief Financial Officer                    WEBSITE: www.midstatebank.com

    MERGER BETWEEN MID-STATE BANK AND CITY COMMERCE BANK BECOMES OFFICIAL

ARROYO GRANDE - Carrol R. Pruett, President of Mid-State Bank, announced the completion of the merger with City Commerce Bank on Tuesday, August 31, 1999. Although the merger will be effective at the close of business on that date, the City Commerce name will not change until October 1 when customer accounts are converted to Mid-State Bank.

The shareholders from City Commerce Bank overwhelmingly approved the merger at its meeting held August 10, 1999. All of the regulatory approvals have been obtained, and the organizations are looking forward to the consolidations. "We are excited about the prospects for joining these two fine community banks. It is an added comfort to keep the ownership of the bank, as well as the decision making, at the local level," declared Mr. Pruett. "Both banks have always provided quality service to the communities which they serve, and by joining together, the opportunities for shareholders, customers, and employees are enhanced."

At the close of business on June 30, 1999, Mid-State Bank reported a total of $1.25 billion in assets. With the $150 million reported by City Commerce Bank, the new Mid-State Bank will have approximately $1.4 billion in assets. Net loans for the combined institution total $687 million, and deposits reach $1.22 billion. "These impressive figures indicate Mid-State Bank's commitment to the Central Coast," emphasized Mr. Pruett. "We will continue to support the economies of the marketplace, partnering with individuals and businesses alike to improve our quality of life".

FOR NEARLY 60 COMBINED YEARS, MID-STATE BANK AND CITY COMMERCE BANK HAVE PROVIDED THEIR CUSTOMERS FRIENDLY, HOME-BASED, COMMUNITY BANKING. WITH COMBINED ASSETS OF $1.4 BILLION AND THE EMPLOYMENT OF NEARLY 800 SAN LUIS OBISPO, SANTA BARBARA, AND VENTURA COUNTY RESIDENTS, THE NEW MID-STATE BANK WILL CONTINUE TO BE STRONGER "PARTNERS IN YOUR COMMUNITY."

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                   PARTNERS IN YOUR COMMUNITY SINCE 1961